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                                                                   Exhibit 10.30

February 8, 2000

Mr. Domenic Micale
1400 Providence Highway, Bldg. 2
Norwood, MA 02062

Dear Domenic:

This letter will evidence the terms of a retention bonus arrangement between you and UroMed Corporation ("UroMed").

UroMed agrees that if you are an employee of the Company on February 28th 2002 (the "Retention Date"), UroMed will pay you a cash bonus in the amount of $40,000 (the "Retention Bonus"). In the event that prior to the Retention Date
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your employment is terminated for death or disability (as defined below), UroMed will pay you or your estate a pro rata portion of the Retention Bonus based on
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the time elapsed between now and the date of such termination as compared to the total period between now and the Retention Date.

You acknowledge that if your employment terminates for any other reason prior to the Retention Date, including a termination by UroMed for any reason or no reason at all, you will not be entitled to receive any portion of the Retention Bonus. In addition, this letter is not intended to imply that you are anything other than an "at will" employee of UroMed.

For purposes of the letter "total disability" is the same as that defined in your UroMed Long Term Disability Policy.

Any payment of the Retention Bonus will be subject to applicable withholding.

This letter may not be amended or modified except by a writing signed by both of us. This letter expresses our entire understanding regarding the Retention Bonus and supersedes all prior discussions, understandings, or agreements, written or oral, regarding the Retention Bonus.

Please sign where indicated below to confirm our agreement.

Sincerely yours,

UROMED CORPORATION

By: /s/ Dan Muscatello
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Name:   Dan Muscatello

Title:  President and CEO

Agreement confirmed:

    /s/ Domenic Micale
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Name:   Domenic Micale